SECURITIES AND EXCHANGE COMMISSION
                              Washington D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*


                             Provident Bancorp, Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 par value
                         (Title of Class of Securities)

                                    743835100
                                 (CUSIP Number)

                                December 31, 2001
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |_|  Rule 13d-1(b)
     |X|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 743835100                   13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                               BL Advisers, Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           55,088 shares                                           0.7%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          417,187 shares                                          5.2%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         55,088 shares                                           0.7%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            417,187 shares                                          5.2%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 472,275 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            5.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                       CO

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 743835100                   13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                  Barry Lewis

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           368,460 shares                                          4.6%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          103,815 shares                                          1.3%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         368,460 shares                                          4.6%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            103,815 shares                                          1.3%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 472,275 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            5.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 743835100                   13G


________________________________________________________________________________
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

                                 Barbara Lewis

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States

________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           48,727 shares                                           0.6%
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          423,548 shares                                          5.3%
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         48,727 shares                                           0.6%
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            423,548 shares                                          5.3%
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 472,275 shares

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]

________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                            5.9%

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*

                                       IN

________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1.

          (a)  Provident Bancorp, Inc.

          (b)  Address of Issuer's Principal Executive Offices

               400 Rella Boulevard
               Montebello, New York 10901

               Common Stock, $0.10 per share (CUSIP No. 743835100)


Item 2.

1.        (a)  Name of Person Filing:             BL Advisers, Inc.

          (b)  Address of Principal Business
               Office or, if none, Residence:     177 S. Mountain Road
                                                  New City, New York 10956
          (c)  Place of Organization:             New York
          (d)  Title of Class of Securities:      Common Stock, $0.10 par value
                                                   per share
          (e)  CUSIP Number:                      743835100

2.        (a)  Name of Person Filing:             Barry Lewis
          (b)  Address of Principal Business
               Office, or, if none, Residence:    177 S. Mountain Road
                                                  New City, New York 10956
          (c)  Citizenship:                       United States
          (d)  Title of Class of Securities:      Common Stock, $0.10 par value
                                                   per share
          (e)  CUSIP Number:                      743835100

3.        (a)  Name of Person Filing:             Barbara Lewis
          (b)  Address of Principal Business
               Office, or, if none, Residence:    177 S. Mountain Road
                                                  New City, New York 10956
          (c)  Citizenship:                       United States
          (d)  Title of Class of Securities:      Common Stock, $0.10 par value
                                                   per share
          (e)  CUSIP Number:                      743835100

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

          (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

          (b)  |_|  Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

          (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) |_| Investment company registered under section 8 of the Investment Company Act of

                               1940 (15 U.S.C. 80a-8).

          (e)  |_|  An investment adviser in accordance with ss.240.13d-1(b)(1)
                    (ii)(E);

          (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

          (g) |_| A parent holding company or control person in accordance with ss.240.13d- 1(b)(1)(ii)(G);

          (h) |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

          (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

          (j)  |_|  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

1.  BL Advisers, Inc.

          (a)  Amount Beneficially Owned: 472,275(1,2,3,4) shares.
          (b)  Percent of Class:  5.9%
          (c)  Number of shares as to which such person has:
               (i)    sole power to vote or direct the vote: 55,088(4) shares.
               (ii)   shared power to vote or direct the vote: 417,187(1,2,3)
                       shares.
               (iii)  sole power to dispose or direct the disposition of:
                       55,088(4) shares.
               (iv)   shared power to dispose or direct the disposition of:
                       417,187(1,2,3) shares.

2.  Barry Lewis:

          (a)  Amount Beneficially Owned: 472,275(1,2,3,4) shares.
          (b)  Percent of Class:  5.9%
          (c)  Number of shares as to which such person has:
               (i)    sole power to vote or direct the vote: 368,460(2) shares.
               (ii)   shared power to vote or direct the vote: 103,815(1,3,4)
                       shares.
               (iii)  sole power to dispose or direct the disposition of:
                       368,460(2) shares.
               (iv)   shared power to dispose or direct the disposition of:
                       103,815(1,3,4) shares.

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(2) Includes 368,460 shares of Common Stock owned by Barry Lewis (which includes 180,250 shares held in the Barry Lewis IRA Rollover Account and 35,810 shares held in the Barry Lewis Pension Rollover Account).

(3)  Includes 48,727 shares of Common Stock owned by Barbara Lewis.

(4)  Includes 55,088 shares of Common Stock owned by BL Advisers, Inc.

     Reporting person is a shareholder and the President of BL Advisers, Inc. and the husband of Barbara Lewis.

3.   Barbara Lewis:

          (a)  Amount Beneficially Owned: 472,275(1,2,3,4) shares.
          (b)  Percent of Class:  5.9%
          (c)  Number of shares as to which such person has:
               (i)    sole power to vote or direct the vote: 48,727(3) shares.
               (ii)   shared power to vote or direct the vote: 423,548(1,2,4)
                       shares.
               (iii)  sole power to dispose or direct the disposition of:
                       48,727(3) shares.
               (iv)   shared power to dispose or direct the disposition of:
                       423,548(1,2,4) shares.

     Reporting person is a shareholder and Vice President of BL Advisers, Inc. and the wife of Barry Lewis.

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |_|

Instruction: Dissolution of a group requires a response to this item.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Exhibit A - Joint Filing Agreement, was filed with Schedule 13G, dated November 17, 1999.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: January 4, 2002

                                                  BL ADVISERS, INC.

                                                  By: /s/ Barry Lewis
                                                      --------------------------
                                                      Barry Lewis, President

                                                      /s/ Barry Lewis
                                                      --------------------------
                                                      Barry Lewis

                                                      /s/ Barbara Lewis
                                                      --------------------------
                                                      Barbara Lewis












Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)